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                                                                     Exhibit 5.1

                                  May 3, 1999

Synopsys, Inc.
700 East Middlefield Road
Mountain View, CA  94043

        Re: Registration Statement on Form S-8


Gentlemen:

        We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about May 3, 1999 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, for an aggregate of 6,422,328 of your Common Shares under the 1992 Stock Option Plan, the 1994 Non-Employee Director Stock Option Plan, the 1998 Nonstatutory Stock Option Plan, the Employee Stock Purchase Plan and the International Employee Stock Purchase Plan. Such shares of Common Stock are referred to herein as the "Shares", and such plans are referred to herein as the "Plans". As your counsel in connection with this transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the issuance and sale of the Shares pursuant to the Plans.

        It is our opinion that, when issued and sold in the manner described in the Plans and pursuant to the agreements which accompany each grant under the Plans, the Shares will be legally and validly issued, fully-paid and non-assessable.

        We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

                                            Very truly yours,
                                            WILSON SONSINI GOODRICH & ROSATI
                                            Professional Corporation

                                            /s/ WILSON SONSINI GOODRICH & ROSATI